Issuer Free Writing Prospectus dated January 9, 2026
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated January 9, 2026
Registration No. 333-292006

1 Copyright ף Jaguar Uranium All Rights Reserved IPO PRESENTATION Q1 2026 Issuer Free Writing Prospectus dated January 9, 2026 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated January 9, 2026 Registration No. 333 - 292006

2 Copyright ף Jaguar Uranium All Rights Reserved This investor presentation (“Investor Presentation”) is an overview of Jaguar Uranium Corp . (the “Company”) for informational purposes only to assist interested parties and should not be relied on for the purposes of making an investment decision . The information contained herein does not purport to be all - inclusive and none of the Company or its affiliates makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Investor Presentation . Nothing contained herein, or its presentation shall form the basis of any contract or commitment whatsoever, nor does it constitute a recommendation regarding the securities of the Company . This Investor Presentation does not, and it is not intended to, provide any financial, legal, accounting, or tax advice, and must not be relied upon by anyone in that regard . You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Investor Presentation, you confirm that you are not relying upon the information contained herein to make any decision . The information contained in this document has been provided by the Company or obtained from publicly available sources or third - party reports and has not been independently verified . No representation or warranty express or implied is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or any opinions contained herein and nothing in this presentation is, or shall be relied upon as, a promise or representation by the Company . It is not the intention to provide, and you may not rely on these materials as providing, a complete or comprehensive analysis of the Company’s financial or trading position or prospects . The information and any opinions presented herein are provided as at the date of this document based on general information gathered at the time of writing and are subject to change without notice . None of the Company nor any of its affiliates, advisors or representatives shall have any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of these materials or its contents or otherwise arising in connection with this document . All dollar amounts stated in this Investor Presentation are expressed in United States currency, except where otherwise indicated . Additional Information . This Investor Presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is not permitted . We have filed a registration statement on Form S - 1 , as amended (the “Registration Statement”), with the U . S . Securities and Exchange Commission (the “SEC”) related to the proposed initial public offering (the “IPO”) of our common shares, but such Registration Statement has not yet become effective . Common shares may not be sold in the proposed IPO, nor may offers to buy be accepted, prior to the time such Registration Statement becomes effective . The proposed IPO will be made only by means of a prospectus . Before you invest, you should read the prospectus, including the risk factors set forth therein for more complete information about us and the proposed IPO . You may access these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, copies of the prospectus may be obtained, when available, from Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center 49 th Floor, New York, NY 10007 , by telephone at 929 - 833 - 1246 or by email at prospectus@titanpartnersgrp . com . Cautionary Note on Forward - Looking Statements Forward - Looking Statements . Certain statements in this Investor Presentation may be considered forward - looking statements under Section 27 A of the Securities Act of 1933 as amended . Forward - looking statements generally relate to future events or the Company’s future financial or operating performance . In some cases, you can identify forward - looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “target”, “aim”, or “continue”, or the negatives of these terms or variations of them or similar terminology . Such forward - looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements . These forward - looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management are inherently uncertain . In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Investor Presentation may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . The Company cannot guarantee any future performance, conditions, or results, and undertakes no obligation to update or revise any forward - looking statements, whether because of new information, future events, or otherwise, except as required by law . Nothing in this Investor Presentation should be regarded as a representation by any person that the forward - looking statements set forth herein will be achieved or that any of the contemplated results of such forward - looking statements will be achieved . You should not place undue reliance on forward - looking statements, which speak only as of the date they are made . Industry and Market Data . In this Investor Presentation, the Company relies on and refers to certain information and statistics obtained from third - party sources which it believes to be reliable, including reports by market research firms . The Company has not independently verified the accuracy or completeness of any such third - party information . Trademark . This Investor Presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners . Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM, ©, ® or symbols, but the Company will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service mark, trade names and copyrights . Disclaimer

Transaction Overview

Offering Summary	
Issuer	Jaguar Uranium Corp.
Proposed Listing / Symbol	NYSE American: JAGU
Transaction	Initial Public Offering
Anticipated Offering Size	~$20 Million (+15% Over-Allotment Option)
Price Range	$4.00 – $6.00 per Share
Use of Proceeds	Acceleration and expansion of resource development, general corporate purposes
Sole Bookrunner	Titan Partners

Pre-IPO Cap Table[1]	
Common Shares	12,380,443[2]
Warrants (WAEP: $2.86)	2,916,500
Options (WAEP: $3.89)	858,000
Fully Diluted Shares Outstanding	16,154,943

(1) As converted, assumes $5.00 offering price

(2) After giving effect to (i) the conversion of a $150,000 convertible debenture into 40,000 Common Shares at a conversion price of $3.75 (being the lower of $5.00 or a 25% discount to the Offering Price), based on an assumed Offering Price of $5.00 per Common Share; (ii) 2,883,423 Liquidity Event Shares issued to Green Shift and (iii) 400,000 Common Shares issued to Consolidated Uranium (including 400,000 Listing Shares and zero Top Up Shares), which, together with all other cash and equity consideration, reflects a $12,000,000 valuation of the Argentina Projects.

| 3 |
Copyright © Jaguar Uranium All Rights Reserved
JAGUAR URANIUM

4 Copyright ף Jaguar Uranium All Rights Reserved Laguna Salada and Huemul in Argentina, and Berlin in Colombia, anchor a diversified portfolio of large - scale uranium assets Foundational Assets Cornerstone of Argentina’s “Economic Revolution” and Colombian government’s “Green Energy Transition” Favorable Jurisdictional Framework Assets located in jurisdictions aligned with U.S. nuclear partnership and supported by historical government involvement U.S. & Argentina Nuclear Partnership Historical geographic uranium production and existing infrastructure reduce development and execution risk Existing Uranium District Infrastructure Among South America’s Largest Portfolio of Uranium Assets – Argentina & Colombia

Uranium Imbalance with South America as the Focus

Structural Supply/Demand Gap with no end in sight

Uranium Supply & Demand[1]



EXPECTED DEFICIT
197 Million lbs
The Expected Deficit is Equal to 11x Cigar Lake Mines
CURRENT DEFICIT
5.4 Million lbs
Mine Production
Secondary Supply
Other Countries
Korea
Russia
France
United States
China
SUPPLY
176 Million lbs
DEMAND
182 Million lbs
SMRs
SUPPLY
201 Million lbs
+14%
DEMAND
397 Million lbs
+118%
2025
2040

Key Takeaways

- Uranium market in a persistent supply deficit, supporting strong tailwinds
- Deficit driven by mine production shortfalls, limited project restarts, underinvestment over the past decade, accelerating SMR (small modular reactors) development, and rising geopolitical tensions
- Growing demand for clean, reliable baseload power
- Demand growth driven by emerging markets, hyperscaler and AI-driven power needs, and the expansion of SMRs
- Regional Energy and Supply Chain Security
- "Donroe Doctrine" means South America countries will tacitly or implicitly be under U.S.-influence moving forward
- U.S. partnership with South American allies for new supply - Argentina, Colombia, Brazil, Peru
- Framework for a United States-Argentina Agreement on Reciprocal Trade

(1) Source: Sprott Asset Management, "The Uranium Opportunity – 2025" infographic, available at sprott.com (2025).

| 5 |
Copyright © Jaguar Uranium All Rights Reserved

6 Copyright ף Jaguar Uranium All Rights Reserved Steven Gold President & CEO, Director • 25+ years capital market experience in natural resources sector across various commodities • Senior Officer, CFO & Corporate Development roles at junior & mid - level global mining - sector companies, focused on Latin America & Africa • Investment industry experience in buy & sell sides with Tier - 1 funds and brokerages • CFA Designation (2006) Luis Ducassi Executive Chairman • Led mining efforts in Peru, Ministry of Energy & Mines • Negotiated & financed large renewable energy projects, Peru • Experience in investment banking • Previous consultant at the World Bank Will Avery CFO • Previous partner of MNP LLP, Regional Public Companies Leader, Human Capital Leader • 18 years in public accounting • Specializing in helping companies go public in the U.S. and Canada, or dual listing, with expertise in U.S GAAP & IFRS • CPA (CA & NY) Andres Caceres VP Exploration • Expertise in metallogeny of gold, uranium & rare metal deposits • Prior roles at Mega Uranium & U308 Corp. Led development in Berlin Deposit, resulting in uranium resource of >20 Mlb Inferred,, 97 Mlb Vanadium & 8.7 Mt Phosphate • Former ANM, Senior Geologist • Professor at Universidad Industrial de Santander, Bucaramanga Executive Management Extensive corporate experience across North American public markets and Latin American economies

7 Copyright ף Jaguar Uranium All Rights Reserved Directors & Advisors Strategic leadership, global perspective, and world - wide mining expertise Max Leclerc – Director • Founder, Aliki Global • Held Senior roles in commodities with focus on expertise in derivatives & bespoke transaction structuring, Goldman Sachs • Co - Founder, Abaxx Exchange & Partner, Abaxx Technologies • Skilled in physical markets & connected with major trading houses • Transitioning private business to public companies (i.e., energy & mining) Trumbull Fisher – Director • Co - Founder of offshore hedge fund that was successfully acquired • Raised capital for small cap companies while working for institutional investment banks • Advisor on public & private boards • Various roles of Chairman, CEO, President • 15+ years capital market experience Janet Meiklejohn – Director, CPA, CA • 25+ years senior financial executive experience in corporate finance, equity sales, and CFO roles for high - growth public and private companies • Expertise in financial reporting, valuation, governance, strategy, fundraising, corporate finance, and investor relations • CFO leadership: financial audits, quarterly reporting, corporate governance initiatives • Board roles: Director at Forum Energy Metals and Horizon West Infrastructure Fund Gerardo Cladera – Argentina Technical Advisor • 30+ years experience in Argentinean mineral exploration & mining industry • Specialized in uranium deposits, with experience working for Areva, leading projects for El Portal de Oro, Bahía Atlántica, Inversiones de Energía Argentina among others. • Holds degrees in Geological Sciences and Environmental Management. Tim Chilleri – Advisor • Private investor and consultant with career focus in commodity markets • Former analyst at Sachem Cove Partners • Experience as physical commodity trader at Olam International, Red River Foods, and Interra International • Early career as futures and options broker at Daniels Trading Bernardo Alvarez Calderon • Former Director, O3 Mining Inc. • Director, Osisko Mining Inc. (2014) • CEO, Analytica Mineral Services (2005) • Ownership & President of Management Program, Harvard Business School • Geological Engineer Jose Vizquerra – Advisor • Former President, CEO & Director, O3 Mining Inc. • Director, Osisko Mining • Former Geologist, Ontario’s Red Lake Gold Mine • Recipient, Young Mining Professionals Peter Munk Award

8 Copyright ף Jaguar Uranium All Rights Reserved Argentina → Laguna Salada & La Rosada → Huemul Mine & Sierra Pintada

9 Copyright ף Jaguar Uranium All Rights Reserved Historic U mine at Huemul in Mendoza Historic U processing at Malargue in Mendoza Historic U production in Sierra Pintada (Mendoza) Arroyito Heavy Water facility in Neuquen Atusa Nuclear Energy facility in Buenos Aires Argentina operates three nuclear reactors, with additional reactors under construction and plans to expand capacity Established uranium mining, processing, and nuclear fuel infrastructure across Mendoza and Neuquén provinces Renewed U.S. & Argentina nuclear cooperation and policy focus on securing uranium supply support infrastructure development Argentina Nearly 75 Years of Nuclear History

10 Copyright ף Jaguar Uranium All Rights Reserved Federal/Provincial/Municipal Mining Goal Dedicated Federal, Provincial and Municipal teams to fast - track mining activity (permitting) for uranium production in line with new reactor timelines Focus on historic mines (Jaguar), including in - place infrastructure Argentine Gov’t + CNEA looking to build central processing facilities to reduce capital cost for processing for new domestic uranium supply Federal Goal – Accelerated Reactor Build Argentina to establish itself as a domestic producer for its own Uranium needs (currently imports 100% of supply) Building four new reactors by 2030 to convert energy production to nuclear over coming decade Argentina Backing from the U.S & Focused Accelerated Industry Build

11 Copyright ף Jaguar Uranium All Rights Reserved Large exploration upside nearby at the Susana, Buried Lake and La Rosada targets - nearly 300,000 Ha Metallurgical testing planned to confirm commercial recovery levels Argentina Laguna Salada / La Rosada in Chubut Near - surface deposit defined at Laguna Salada

Argentina

Huemul Mine & Sierra Pintada District

Huemul Mine: 20,700 ha covers Argentina's oldest U-Cu-V mine

Sierra Pintada District: Argentina's last uranium-producing district (1997)

Located within an established uranium mining district with **existing processing and nuclear infrastructure**

Exploration upside supported by **~500,000 lbs of historical uranium production** with mineralization open beyond mined areas

Additional exposure to copper and vanadium provides **multi-commodity upside** across the project area

Argentina's First Operational Uranium Mine Operated by CNEA (Comisión Nacional de Energía Atómica)



72°W
70°W
68°W
SOUTH AMERICA
ARGENTINA
34°S
36°S
CHILE
Mendoza
Tunuyán
MENDOZA PROVINCE
Sierra Pintada Uranium Mine
San Rafael
General Alvear
Malargüe
Huemul Uranium Mine
CUR HUEMUL PROJECT
Prepared by DISCOVERY
0 kilometres 100

- **Discovered** –1952 (after U initially found with Cu ores near Cerro Mirano)
- **Reserves Defined** – 1954
- **Mining & Plant Commissioned** – 1955
- **Location of Plant** – Marlague, Mendoza
- **Initial Plant Capacity –** 20t U3O8 /a
- **Head Grade** – 0.21% U, 2.0% Cu and 0.11% V
- **Total Production** – 130,000 tonnes
- **Mine Closed** – 1975

| 12 |
Copyright © Jaguar Uranium All Rights Reserved

13 Copyright ף Jaguar Uranium All Rights Reserved Colombia → Berlin Project

14 Copyright ף Jaguar Uranium All Rights Reserved Colombia in Focus – Emerging Uranium Cycle Global utilities searching for diversified feedstock as gap between near - term demand growth and new supply widens Colombia considered a Tier 1 country for potential new uranium supply in line with government’s “Green Energy Transition” Geology and Mineralization Competent geology with near - surface mineralization Expansive Resource Established resource, open for expansion and an aggressive exploration program Revenue & Profit Surge High volume by - product potential to contribute significant revenue and profit margin expansion Potential to Emerge as Colombia’s New Supply Source of Uranium

15 Copyright ף Jaguar Uranium All Rights Reserved Berlin – A High - Potential Uranium Asset Berlin property holds 24,000m+ of historical drilling Resource and expansion possible as existing exploration data covers just 3 km of known 10.5 km Metallurgical studies indicate high recovery potential Fully situated in mining - friendly Caldas Department , with modern infrastructure nearby and skilled local labor force Significant rare earth by - product revenue contributing to strong cash - cost potential COLLECTIVE MINING INC. ARIS MINING CORP. Berlin Project Nearby Success Stories – Mining Friendly Region • Modern Infrastructure – Highway, Electricity, Telecommunications • Mining - Centric Workforce • University of Caldas – Primary Mining School • Supplier and Satellite offices nearby

16 Copyright ף Jaguar Uranium All Rights Reserved Leveraging Existing Infrastructure Well - maintained core shack & previously drilled core in place for reference & reassessment from 24,000m+ drilling program Strongly preserved drill core from historical drill programs Existing relationships with landowners & local farmers providing support for project restart Longstanding corporate and administrative relationships have accelerated completion of environmental, technical studies

17 Copyright ף Jaguar Uranium All Rights Reserved Investment Highlights 1 South American Pure - Play Uranium Focused uranium explorer with a diversified portfolio across Argentina and Colombia 2 World - Class Investors Backed by experienced resource investors with a track record in uranium and energy assets 3 Historical Production & Existing Infrastructure Assets located in proven uranium districts with past production and established regional infrastructure 4 U.S. & Argentina Strategic Alignment Growing U.S. & Argentina nuclear cooperation highlights renewed focus on secure uranium supply 5 Scalable Growth Platform Large land position and multiple projects provide exploration - led growth, near - term production, and long - term optionality

18 Copyright ף Jaguar Uranium All Rights Reserved www.jaguaruranium.com info@jaguaruranium.com